Exhibit 99.1

News From

REGENCY TOWERS, 1415 W. 22ND ST., OAK BROOK, ILLINOIS 60523

FOR IMMEDIATE RELEASE

Federal Signal Corporation Announces Legal Ruling Confirming Denial of Preliminary Injunction

Oak Brook, Ill., August 3, 2012 – Federal Signal Corporation (NYSE: FSS), a leader in environmental, safety and transportation solutions, announced today that a federal district court in Delaware adopted a recommendation that a motion for a preliminary injunction against the Company be denied.

On June 18, 2012, in Neology, Inc. v. Federal Signal Corporation, et al., Magistrate Judge Thynge of the Federal District Court in Delaware issued a 72 page report and recommendation that a motion for a preliminary injunction against the Company be denied. Neology had filed the motion for a preliminary injunction seeking to enjoin Federal Signal from making and selling certain radio frequency identification products that operate in accordance with the ISO 18000-6C Standard (“6C tags”) used for intelligent transportation and electronic tolling systems. Neology alleged in its motion that Federal Signal’s products infringed certain patents owned by Neology, and that Neology suffered irreparable harm from the alleged infringement. Judge Thynge found that Neology had not met its burden to show it was entitled to a preliminary injunction.

Yesterday in a one page order, US District Court Judge Leonard P. Stark adopted Magistrate Thynge’s recommendation and denied Neology’s motion for a preliminary injunction.

Jennifer Sherman, the Company’s Chief Administrative Officer, Senior Vice President, General Counsel, and Secretary, said, “We are very pleased with this result. We were confident that Neology was not entitled to a preliminary injunction, and we are gratified that the Court agreed. We look forward to prevailing on the merits of this matter at trial.”

About Federal Signal

Federal Signal Corporation (NYSE: FSS) enhances the safety, security and well-being of communities and workplaces around the world. Founded in 1901, Federal Signal is a leading global designer and manufacturer of products and total solutions that serve municipal, governmental, industrial and institutional customers. Headquartered in Oak Brook, Ill., with manufacturing facilities worldwide, the company operates four groups: Safety and Security Systems, Environmental Solutions, Federal Signal Technologies, and Fire Rescue. For more information on Federal Signal, visit: http://www.federalsignal.com.

Contact: Jennifer Sherman +1-630-954-2000, jsherman@federalsignal.com

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